Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Maura Payne	RAI 2005-26
paynem@rjrt.com
(336) 741-6996
Martin D. Feinstein elected to Reynolds American Inc. board of directors;
John T. Chain elected lead director
WINSTON-SALEM, N.C. – Nov. 30, 2005 – Martin D. Feinstein, retired chairman of Farmers Group, Inc. and its Farmers New World Life Insurance subsidiary, has been elected to the board of directors of Reynolds American Inc. (NYSE: RAI), effective immediately. Retired U.S. Air Force Gen. John T. Chain was elected by the board’s independent directors to be the lead director of the board.
Feinstein served as chairman of Farmers Group, Inc. and of Farmers New World Life Insurance from April 2005 through July 2005. Prior to that, Feinstein was also CEO of Farmers Group, Inc. and a member of the Group Executive Committee of the Management Board of Zurich Financial Services, Farmers’ parent company.
Farmers Insurance Group is the third-largest property and casualty insurance group in the United States, with more than $14 billion in premium revenue and 18 million policyholders.
Feinstein joined Farmers Insurance in 1970, and held a series of key management positions in their United States business, as well as overseas assignments with Zurich Financial Services. He currently sits on the boards of Openwork – UK, a financial advisory firm, and Clear Technology, a privately held software company.
Under terms of the July 2004 agreement through which Reynolds American Inc. was established and which combined the U.S. business of Brown & Williamson Tobacco Corp. and R.J. Reynolds Tobacco Co., British American Tobacco plc (BAT) received the right to designate for nomination up to five RAI board members. Two of those directors can be affiliated with or employed by BAT, and three of them must be independent. Feinstein is an independent board designee of BAT. He will serve on the audit and compensation committees of Reynolds American’s board.
Feinstein, a native of Cleveland, Ohio, holds a bachelor’s degree from California State University at Los Angeles.

Chain has been the chairman of Thomas Group, Inc., an international management consulting firm, since May 1998 and has been a member of the board of directors of Thomas Group, Inc. since May 1995. He served as the president of Quarterdeck Equity Partners, Inc., an investor in the aerospace industry, from 1996 to January 2003. He also served as special assistant to the chairman of Burlington Northern Santa Fe Corporation, a major U.S. freight railroad, from November 1995 to March 1996, and as an executive vice president of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the U.S. Air Force. General Chain is a member of the boards of directors of ConAgra Foods, Inc., Northrup Grumman Corporation, Kemper Insurance and Thomas Group, Inc. He also was a member of the board of directors of RJR Nabisco, Inc. (which became R.J. Reynolds Tobacco Holdings, Inc., or RJR, in 1999) from 1994 until June 14, 1999, a member of the board of directors of Nabisco Group Holdings Corp., the former parent of RJR, from 1994 to December 2000, and a member of the RJR board of directors from June 1999 through July 2004.
As lead director, Chain will call and preside over meetings of the non-management directors, serve as liaison between the non-management directors and the board’s chairman, and provide other assistance to the chairman and other board members.
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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